EXHIBIT 99.1

For Further Information:

Scheid Vineyards Inc. (Nasdaq SCM: SVIN)

305 Hilltown Road

Salinas, CA 93908

(831) 455-9990

CONTACT:	Scott Scheid, President and Chief Executive Officer
Mike Thomsen, Chief Financial Officer

For Immediate Release:

August 13, 2004

SCHEID VINEYARDS INC. REPORTS SECOND QUARTER RESULTS

President Comments on Upcoming Harvest

SALINAS, CA - August 13, 2004 - Scheid Vineyards Inc. (Nasdaq SCM: SVIN) announced today its financial results for the second quarter ended June 30, 2004.

For the three months ended June 30, 2004, revenues increased 185% to $1,454,000 from $510,000 in the 2003 period.  Net loss decreased to $748,000, or $0.14 per share, for the 2004 period as compared to $789,000, or $0.14 per share, for the 2003 period.

For the six months ended June 30, 2004, revenues increased 62% to $2,578,000 from $1,591,000 in the 2003 period.  Net loss decreased to $1,307,000, or $0.24 per share, for the 2004 period as compared to $1,354,000, or $0.25 per share, for the 2004 period.

Mr. Mike Thomsen, Chief Financial Officer of the Company, stated, “Because the wine grape business is seasonal and we recognize substantially all of our crop sales revenues at the time of our annual harvest in September and October, results from the first half of the year are not indicative of what should be expected for the entire year.  The results of operations for the first half of the year are in line with our expectations.  Revenues for these periods are made up primarily of bulk wine sales which can fluctuate from period to period depending upon the amount of grapes converted to bulk wine each harvest, and the timing of and the prices received for the sale of such wine.  The Company crushed approximately 2,150 tons of grapes into bulk wine during the 2003 harvest as compared to 1,600 tons during the 2002 harvest.  As a result of the increase in bulk wine production, there was approximately 273,000 gallons of bulk wine sold during the six months ended June 30, 2004, as compared to 124,000 gallons during the same period of 2003.”

Commenting on the outlook for the upcoming 2004 harvest, Mr. Scott D. Scheid, President and Chief Executive Officer of Scheid Vineyards, stated, “The development of our 2004 wine grape crop is proceeding as expected, and we began harvesting grapes this week in the Company’s southern-most vineyards.  The harvest is not expected to be in full swing, however, until early September, which is customary for wine grapes produced on the Central Coast.”

Mr. Scheid continued by stating, “The 2004 growing season throughout California has been characterized by an unusually warm spring followed by a cool summer.  Primarily because of the warm spring, this years’ harvest is commencing almost three weeks ahead of the 2003 harvest.  Although it is still too early to predict actual crop size at the current time, and weather or other factors may change the Company’s ultimate yields, it is anticipated that the Company’s 2004 yields will be average for most varietals.”

Scheid Vineyards Inc. (www.scheidvineyards.com) is an independent producer of premium wine grapes and operates approximately 5,600 acres of vineyards, primarily in Monterey County, California.  The Company sells most of its grape production under short and long-term grape and bulk wine contracts to wineries producing high quality table wines, and the Company also produces a small amount of ultra premium wine under its own label.

Note:  This press release contains forward-looking statements concerning expectations for the 2004 harvest and the Company’s 2004 financial performance.  These forward-looking statements are subject to risks and uncertainties, such as weather and market conditions, that could cause actual results to differ materially and adversely from those set forth in the forward-looking statements.  For further details and a discussion of the risks and uncertainties which affect or may affect the Company, refer to the Company’s filings with the Securities and Exchange Commission, including its most recent Form 10-QSB dated August 13, 2004 and Form 10-KSB dated March 30, 2004.  The forward-looking statements represent the Company’s judgment as of the date of this press release.  The Company disclaims any intent or obligation to update its forward-looking statements.

SCHEID VINEYARDS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
REVENUES:
Sales	$1,207	$305	$2,166	$1,193
Vineyard management, services and other fees	247	205	412	398
Total revenues	1,454	510	2,578	1,591
COST OF SALES	1,165	509	1,820	1,241
GROSS PROFIT	289	1	758	350
General and administrative expenses	1,362	1,141	2,701	2,258
Interest expense	151	177	310	361
Investment and interest (income) loss	7	(2)	(74)	(12)
LOSS BEFORE INCOME TAX BENEFIT	(1,231)	(1,315)	(2,179)	(2,257)
INCOME TAX BENEFIT	483	526	872	903
NET LOSS	$(748)	$(789)	$(1,307)	$(1,354)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.14)	$(0.14)	$(0.24)	$(0.25)

WEIGHTED AVERAGE SHARES OUTSTANDING (1)	5,476	5,475	5,475	5,475

(1)  There is no difference between basic and diluted earnings per share.